Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

JAWS ACQUISITION CORP.

JAWS MERGER SUB, LLC

PRIMARY CARE (ITC) HOLDINGS, LLC

AND

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC

DATED AS OF NOVEMBER 11, 2020

TABLE OF CONTENTS

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ANNEXES AND EXHIBITS

Annex A	Investors
Annex B	Supporting Seller Unitholders
Annex C	Lock-Up Seller Unitholders
Annex D	Use of Proceeds

Exhibit A	Amended and Restated Company LLC Agreement
Exhibit B	Form of Subscription Agreement
Exhibit C	Form of Investor Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Material Terms of Tax Receivable Agreement
Exhibit F	Form of Transaction Support Agreement
Exhibit G	Form of New JAWS Certificate of Incorporation
Exhibit H	Form of New JAWS Bylaws
Exhibit I	Material Terms of the Second Amended and Restated Company LLC Agreement
Exhibit J	Form of New JAWS Incentive Equity Plan
Exhibit K	Specified Person Agreement
Exhibit L-1	Material Terms of Employment Agreement - Dr. Marlow Hernandez
Exhibit L-2	Material Terms of Employment Agreement - Dr. Richard Aguilar

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of November 11, 2020 (the “Effective Date”), is made by and among Jaws Acquisition Corp., a Cayman Islands exempted company (“JAWS”), Jaws Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Primary Care (ITC) Holdings, LLC, a Delaware limited liability company (the “Seller”), and Primary Care (ITC) Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”). JAWS, Merger Sub, Seller and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) JAWS is a blank check company incorporated as a Cayman Islands exempted company on December 27, 2019 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of JAWS that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of JAWS, JAWS is required to provide an opportunity for its shareholders to have their outstanding JAWS Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the JAWS Shareholder Approval;

WHEREAS, as of the date of this Agreement, Jaws Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Shareholders collectively own 17,250,000 JAWS Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, JAWS, Seller and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholder have agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby and (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of JAWS, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, on the Closing Date and prior to the Effective Time, JAWS shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the Domestication but prior to the consummation of the Merger, the Company shall amend and restate the Company LLC Agreement to be substantially in the form as attached hereto as Exhibit A (the “Amended and Restated Company LLC Agreement”), pursuant to which the issued and outstanding Company Membership Interests shall be unitized into an aggregate number of Company Common Units equal to the Fully Diluted Company Units;

WHEREAS, on the Closing Date, following the effectiveness of the Amended and Restated Company LLC Agreement, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger; and (b) JAWS shall be admitted as the managing member of the Company, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Annex A (collectively, and together with any investors who enter into Subscription Agreements following the execution of this Agreement pursuant to Section 2.1(b), the “Investors”) are entering into a subscription agreement with JAWS, substantially in the form attached hereto as Exhibit B (collectively, the “Subscription Agreements”), pursuant to which, among other things, each Investor has agreed to subscribe for and purchase prior to the Closing, and JAWS has agreed to issue and sell to each such Investor prior to the Closing, the number of New JAWS Class A Shares set forth in the applicable Investor Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Investor Subscription Agreements, collectively, the “PIPE Financing Amount” and the equity financing under all Subscription Agreements, including any Subscription Agreement entered into following the execution of this Agreement pursuant to Section 2.1(b), collectively, hereinafter referred to as the “PIPE Financing”), on the terms and subject to the conditions set forth in the applicable Subscription Agreement;

WHEREAS, at the Closing, New JAWS, the Sponsor, the Seller and the Company will enter into a tax receivable agreement in a form reasonably satisfactory to the Company, Cano America, the Sponsor and JAWS, consistent with the Material Terms of Tax Receivable Agreement attached hereto as Exhibit E (the “Tax Receivable Agreement”);

WHEREAS, at the Closing, New JAWS, the Sponsor, the Other Class B Shareholders and each of the Other Investor Agreement Parties (the “Investor Agreement Parties”) will enter into an investor agreement, substantially in the form attached hereto as Exhibit C (the “Investor Agreement”), pursuant to which, among other things, the Investor Agreement Parties (a) will agree not to effect certain sales or distributions of a portion of the Equity Securities of JAWS held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective JAWS Shares, in each case, on the terms and subject to the conditions therein;

WHEREAS, at the Closing, the Seller Unitholders listed on Annex C attached hereto (collectively, the “Lock-Up Seller Unitholders”) will enter into a Lock-Up Agreement, substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”) pursuant to which, among other things, such Seller Unitholders will agree not to effect any sale or distribution of a portion of the Equity Securities of New JAWS held by any of them during the lock-up period described therein;

WHEREAS, the board of directors of JAWS (the “JAWS Board”) has (a) approved this Agreement, the Ancillary Documents to which JAWS is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of JAWS Shares entitled to vote thereon;

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WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, JAWS, as the sole shareholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of Seller has (a) approved this Agreement, the Ancillary Documents to which Seller is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Seller is or will be a party and the transactions contemplated hereby and thereby by the Seller Unitholders entitled to vote thereon;

WHEREAS, Seller, as the sole member of the Company, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the effectiveness of the Registration Statement / Proxy Statement, approve this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, promptly after the execution of this Agreement, each Seller Unitholder listed on Annex B attached hereto (collectively, the “Supporting Seller Unitholders”) will duly execute and deliver to JAWS a transaction support agreement, substantially in the form attached hereto as Exhibit F (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Seller Unitholder will agree to, among other things, support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, contemporaneously with the execution of this Agreement, Seller and the other parties thereto have entered into an agreement in substantially the form attached hereto as Exhibit K (the “Specified Person Agreement”);

WHEREAS, (a) it is intended that the Domestication qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, (b) (i) it is intended that the Merger be treated as a transaction described in Revenue Ruling 73-427, through which JAWS shall be deemed to have acquired a number of units in the Company equal to the Acquired Company Units, (ii) it is intended that such acquisition of units be treated as a transaction described in Revenue Ruling 99-5 (Situation 1), wherein (A) JAWS is deemed to purchase a pro rata portion of the assets of the Company in exchange for the Company Cash Consideration and assumption of a pro rata portion of the indebtedness of each Group Company from Seller governed by Section 1001 of the Code, and (B) JAWS and Seller are each deemed to contribute their respective interests in the assets of the Company to a new partnership in a transaction governed by Section 721 of the Code and (ii) the payment of cash by JAWS to the Company pursuant to Section 2.2 be treated as a contribution under Section 721 of the Code, and (c) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Domestication within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (clauses (a)-(c), the “Intended Tax Treatment”); and

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NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquired Company Units” means collectively, the aggregate number of Company Common Units equal to the quotient of (a) the Company Cash Consideration, divided by (b) Ten dollars ($10).

“Additional JAWS SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Affiliated Provider” means any physician, physician assistant, advance practice nurse, nurse, dentist, dental assistant or hygienist, pharmacist, pharmacist assistant, or other clinical personnel employed or otherwise retained by any Affiliated Provider Practice to perform healthcare services on such Affiliated Provider Practice’s behalf for which a Permit is required under applicable Law.

“Affiliated Provider Practice” means any entity that furnishes professional healthcare, dental, pharmacy or other services to the Company’s customers and with which the Company provides administrative, management or services pursuant to a Contract with such provider group or entity. With respect to the Company, its Affiliated Provider Practices include Cano Health Texas, PLLC and Cano Health Nevada, PLLC.

“Aggregate Cash Proceeds” means an amount equal to (a) the Aggregate Cash Raised, minus (b) the Company Expenses, minus (c) the JAWS Expenses.

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“Aggregate Cash Raised” means an amount equal to (a) the aggregate cash proceeds available for release to JAWS from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the JAWS Shareholder Redemptions), plus (b) the Aggregate Closing PIPE Proceeds.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by JAWS in respect of the PIPE Financing (whether prior to or on the Closing Date).

“Aggregate Company Units” means collectively, the aggregate number of Company Common Units equal to the quotient of (a) the Net Equity Value, divided by (b) Ten dollars ($10).

“Aggregate Transaction Proceeds” means an amount equal to (a) the Aggregate Cash Raised, minus (b) the sum of the Unpaid JAWS Expenses and plus the Unpaid JAWS Liabilities.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation” has the meaning set forth in Section 6.1(c).

“Ancillary Documents” means the Investor Agreement, the Tax Receivable Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Transaction Support Agreements, the Lock-Up Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Base Cash Initial Amount” means an amount equal to Seven Hundred Million dollars ($700,000,000).

“Base Cash Secondary Amount” means an amount equal to One Billion One Hundred Seventy Million dollars ($1,170,000,000).

“Business”, the “business of the Group Companies” or any similar term means the business of, directly or indirectly, offering, delivering or providing patient care in the United States (including Puerto Rico) through owned medical centers or management services organization affiliated physicians, or any activities, services or products incidental or attendant thereto.

“Business Combination Proposal” has the meaning set forth in Section 5.7.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Miami, Florida are open for the general transaction of business.

“Cano America” means Cano America, LLC.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization or employee representative.

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“Certificate of Merger” has the meaning set forth in Section 2.1(d)(ii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of, or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.

“Charter Proposal” has the meaning set forth in Section 5.7.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Seller, the Company or any of their respective controlled Affiliates or (ii) all or a material portion of assets or businesses of the Seller, the Company or any of their respective controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Seller, Company or any of their respective controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

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“Company Cash” means the aggregate amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries as of the Reference Time (including marketable securities, checks, credit card receivables, bank deposits, short term investments and performance bonds but excluding restricted cash and customer deposits), whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device.

“Company Cash Consideration” means an amount of cash equal to (a) the Company Cash Initial Consideration, plus (b) the Company Cash Secondary Consideration.

“Company Cash Initial Consideration” means an amount of cash equal to (a) the amount by which the Aggregate Cash Proceeds exceeds the Base Cash Initial Amount, divided by (b) two (2); provided, if the Aggregate Cash Proceeds equals an amount equal to or less than the Base Cash Initial Amount, the Company Cash Initial Consideration shall equal zero dollars ($0); provided, further, if the Aggregate Cash Proceeds equals an amount equal to or greater than the Base Cash Secondary Amount, the Company Cash Initial Consideration shall equal Two Hundred Thirty Five Million dollars ($235,000,000).

“Company Cash Secondary Consideration” means an amount of cash equal to the amount by which the Aggregate Cash Proceeds exceeds the Base Cash Secondary Amount; provided, if the Aggregate Cash Proceeds equals an amount equal to or less than the Base Cash Secondary Amount, the Company Cash Secondary Consideration shall equal zero dollars ($0).

“Company Common Units” means the units of the Company designated as “Common Units” pursuant to the Amended and Restated Company LLC Agreement.

“Company D&O Persons” has the meaning set forth in Section 5.14(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.14(c).

“Company Debt” means the aggregate amount of all Indebtedness of the Company and its Subsidiaries as of the Reference Time, after giving effect to the Company Existing Debt Refinancing (if applicable); provided, however, that Company Debt will not include any Indebtedness in respect of the revolving credit facility or the delayed draw term loan facility that are components of the Company Refinancing Debt.

“Company Designees” has the meaning set forth in Section 5.15(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to JAWS by the Company and the Seller on the date of this Agreement.

“Company Existing Debt Refinancing” means the incurrence by the Group Companies of senior secured Indebtedness in an aggregate principal amount not to exceed $685,000,000 (such Indebtedness, the “Company Refinancing Debt”), the proceeds of which would be used, among other purposes, to refinance in full the Existing Credit Facilities.

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“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Seller, Cano America and any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Seller, Cano America or any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Seller or any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any JAWS Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), Section 3.2(c) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, dated as of August 8, 2016, as amended from time to time.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated under this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

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“Company Membership Interests” means the membership interests of the Company pursuant to the Company LLC Agreement.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Product” means all Software and other products and services, including any of the foregoing currently in development, from which any Group Company has derived within the past three (3) years, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or provision thereof, including “CanoPanorama”.

“Company Refinancing Debt” has the meaning set forth in the definition of “Company Existing Debt Refinancing”.

“Company Refinancing Debt Sources” means, solely in their capacities as such, the financial institutions, agents, arrangers and institutional investors that at any time have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Company Refinancing Debt, including such Persons who are party to any debt commitment letter or any joinder agreements or credit agreements entered into pursuant thereto or relating thereto (together with the successors and permitted assigns of each of the foregoing), together with their respective Affiliates, and such Persons’ and such Persons’ respective Affiliates’ current, former and future equity holders, managers, advisors, attorneys, members, officers, directors, employees, partners, controlling persons, agents and representatives and the respective successors and permitted assigns of each of the foregoing.

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“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Unitholder Written Consent” has the meaning set forth in Section 5.12(c).

“Company Unitholder Written Consent Deadline” has the meaning set forth in Section 5.12(c).

“Confidentiality Agreement” means that certain letter agreement, dated as of September 10, 2020, by and between the Seller (c/o Cano Health, LLC) and JAWS.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, Permit or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Continuing Company Units” means collectively, the aggregate number of Company Common Units equal to the difference between (a) the Aggregate Company Units, minus (b) the quotient of (i) the Company Cash Consideration, divided by (ii) Ten dollars ($10).

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), and any evolutions, intensification, resurgence or mutations thereof or related or associated epidemics, pandemic, public health emergencies or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“DGCL” has the meaning set forth in the recitals to this Agreement.

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“Directors” has the meaning set forth in Section 5.15(b).

“DLLCA” means the Delaware Limited Liability Company Act.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 5.7.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Effective Time” has the meaning set forth in Section 2.1(d)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory plan, program, policy, agreement arrangement or Contract that any Group Company maintains, sponsors or contributes to (or is required to contribute to), or under or with respect to which any Group Company has or would reasonably expect to have any Liability.

“Enterprise Value” means an amount equal to Four Billion Dollars ($4,000,000,000).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.7.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar equity-based rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Facilities” means (i) that certain Amended and Restated Credit and Guaranty Agreement, dated as of December 10, 2018, by and among, among others, Cano Health, LLC, as the borrower, Primary Care (ITC) Intermediate Holdings, LLC, as holdings, the lenders from time to time party thereto, and PennantPark Investment Administration, LLC, as the administrative agent (as amended, amended and restated, supplemented or otherwise modified from time to time), (ii) that certain Second Lien Credit and Guaranty Agreement, dated as of June 1, 2020, by and among, among others, Cano Health, LLC, as the borrower, Primary Care (ITC) Intermediate Holdings, LLC, as holdings, the lenders from time to time party thereto, and Pembroke Agent LLC, as the administrative agent (as amended, amended and restated, supplemented or otherwise modified from time to time), and (iii) that certain Amended and Restated Credit Agreement, dated as of August 19, 2020, by and between, Cano Health, LLC, as the borrower, and Fifth Third Bank, as the lender (as amended, amended and restated, supplemented or otherwise modified from time to time).

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“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Allocation” has the meaning set forth in Section 6.1(c).

“Final Tax Basis Balance Sheet” has the meaning set forth in Section 6.1(c).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Section 957 of the Code, (c) a “specified foreign corporation” within the meaning of Section 965 of the Code or (d) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Fully Diluted Company Units” means a number of Company Common Units equal to the sum of (a) the Continuing Company Units, plus (b) the number of New JAWS Outstanding Shares.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

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“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries and its Affiliated Provider Practices.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Health Care Laws” means all Laws to the extent relating to healthcare regulatory matters or to the licensure, certification, qualification or authority to transact or operate business in connection with health care services, or to the provision of, reimbursement of, payment for or arrangement of, health care services, including the following Laws: the Federal Anti-kickback Law (42 U.S.C. § 1320a-7b); the Stark Laws (42 U.S.C. § 1395nn); the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.); the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); the Federal Health Care Fraud Law (18 U.S.C. § 1347); the Travel Act (18 U.S.C. § 1952), the Health Insurance Portability and Accountability Act of 1996 (the “HIPAA Statute”), the privacy and security regulations promulgated thereunder (45 C.F.R. Parts 160 and 164), and the statutory amendments to the HIPAA Statute that were enacted under Title XIII of the American Recovery and Reinvestment Act of 2009 which is entitled the Health Information Technology for Economic and Clinical Health Act; Laws relating to Medicare (including Medicare Advantage); any state or federal Laws to the extent relating to the Medicaid program; the Medicare Program Laws; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; the Medicare Improvements for Patients and Providers Act of 2008; Chapter 59A-33 of the Florida Administrative Code; any rules and regulations promulgated under any of the foregoing; and any corresponding state or local Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, but excluding any trade payables arising in the ordinary course of business, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” to the extent such obligations do not become payable as a result of the consummation of the transactions contemplated by this Agreement (provided, however, that in no event shall any of the foregoing include that certain Convertible Promissory Note, dated as of March 17, 2020, made by the Seller in favor of the Holder (as defined therein), if it is converted into equity after the date hereof and prior to the Closing Date), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

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“InTandem” means ITC Rumba, LLC.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) rights of privacy and publicity, including rights to the use of names images, and biographical information of real persons; (e) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (f) rights in or to Software or other technology; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Agreement” has the meaning set forth in the recitals to this Agreement.

“Investor Agreement Parties” has the meaning set forth in the recitals to this Agreement.

“Investors” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 9.18.

“JAWS” has the meaning set forth in the introductory paragraph to this Agreement.

“JAWS Acquisition Proposal” means (a) any transaction or series of related transactions under which JAWS or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in JAWS or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a JAWS Acquisition Proposal.

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“JAWS Board” has the meaning set forth in the recitals to this Agreement.

“JAWS Board Recommendation” has the meaning set forth in Section 5.7.

“JAWS Class A Shares” means JAWS’s Class A ordinary shares.

“JAWS Class B Shares” means JAWS’s Class B ordinary shares.

“JAWS D&O Persons” has the meaning set forth in Section 5.13(a).

“JAWS Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by JAWS on the date of this Agreement.

“JAWS Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, JAWS in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of JAWS and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to JAWS pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, JAWS Expenses shall not include any Company Expenses.

“JAWS Financial Statements” means all of the financial statements of JAWS included in the JAWS SEC Reports.

“JAWS Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of JAWS).

“JAWS Liabilities” means, as of any determination time, the aggregate amount of Liabilities of JAWS that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, JAWS Liabilities shall not include any JAWS Expenses.

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“JAWS Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of JAWS, or (b) the ability of JAWS to consummate the transactions contemplated under this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a JAWS Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement to the extent resulting from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which JAWS operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of JAWS with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.3(a) to the extent it relates to such representations and warranties), (vii) any failure by JAWS to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a JAWS Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on JAWS, relative to other “SPACs” operating in the industries in which JAWS operates.

“JAWS Non-Party Affiliates” means, collectively, each JAWS Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any JAWS Related Party (other than, for the avoidance of doubt, JAWS).

“JAWS Parties” means, collectively, JAWS and Merger Sub.

“JAWS Related Party” has the meaning set forth in Section 4.9.

“JAWS Related Party Transactions” has the meaning set forth in Section 4.9.

“JAWS SEC Reports” has the meaning set forth in Section 4.7.

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“JAWS Shareholder Approval” means, collectively, the Required JAWS Shareholder Approval and the Other JAWS Shareholder Approval.

“JAWS Shareholder Redemption” means the right of the holders of JAWS Class A Shares to redeem all or a portion of their JAWS Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of JAWS.

“JAWS Shareholders Meeting” has the meaning set forth in Section 5.7.

“JAWS Shares” means the JAWS Class A Shares and the JAWS Class B Shares, in each case, par value $0.0001 per share, of JAWS.

“JAWS Warrants” means each warrant to purchase one JAWS Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Shareholder).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, order, judgment, injunction, award, decree, writ, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

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“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Non-Party Affiliate” has the meaning set forth in Section 9.13.

“Net Debt Adjustment” means an amount (which may be a negative number) equal to (a) the Company Debt, minus (b) the Company Cash.

“Net Equity Value” means an amount equal to (a) the Enterprise Value, minus (b) the Net Debt Adjustment.

“New JAWS” means JAWS following the Domestication.

“New JAWS Board” has the meaning set forth in Section 5.15(a).

“New JAWS Bylaws” has the meaning set forth in Section 2.1(a).

“New JAWS Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“New JAWS Class A Shares” has the meaning set forth in Section 2.1(a).

“New JAWS Class B Shares” means the shares of Class B common stock, par value $0.0001, of New JAWS.

“New JAWS Outstanding Shares” means a number equal to the sum of (a) the quotient of (i) the Aggregate Cash Raised, divided by (ii) ten (10), plus (b) 17,250,000.

“New JAWS Shares” means, collectively, the New JAWS Class A Shares and the New JAWS Class B Shares.

“New JAWS Incentive Equity Plan” has the meaning set forth in Section 5.17.

“New JAWS Warrant” has the meaning set forth in Section 2.1(a).

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning set forth in Section 5.7.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 5.15(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

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“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Other Class B Shareholders” means, collectively, Douglas I. Ostrover, Michael Baldock and Benjamin Weprin.

“Other Investor Agreement Parties” means each of InTandem, Cano America, Dr. Marlow Hernandez, Steven Haft, Dr. Richard Aguilar, David Armstrong and each of the directors of New JAWS immediately after the Effective Time.

“Other JAWS Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of JAWS Shares entitled to vote thereon, whether in person or by proxy at the JAWS Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of JAWS and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, Regulatory Permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business consistent with past practice, (g) Liens securing the Existing Credit Facilities, (h) Liens securing the Company Refinancing Debt and (i) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

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“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“PIPE Debt Prepayment” means the repayment or prepayment of Company Refinancing Debt with net cash proceeds of the PIPE Financing in an aggregate principal amount of at least $400,000,000.

“PIPE Financing” has the meaning set forth in the recitals.

“PIPE Financing Amount” has the meaning set forth in the recitals.

“Pre-Closing JAWS Holders” means the holders of JAWS Shares at any time prior to the Effective Time.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.

“Privacy Requirements” shall mean, collectively, in each case, to the extent applicable to the Group Companies, all of the following to the extent relating to any Personal Data, the Processing thereof, or otherwise relating to privacy, security, or security breach notification: (i) the Privacy and Data Security Policies, (ii) Privacy Laws and other applicable Laws, (iii) the Payment Card Industry (PCI) Data Security Standards and any industry standards applicable to and binding upon any Group Company, and (iv) Contracts into which any Group Company has entered into or by which it is otherwise legally bound.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 9.18.

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“Provider Relief Fund” means the portion of the Public Health and Social Services Emergency Fund distributed by the U.S. Department of Health and Human Services pursuant to Division B of the CARES Act and Division B of the Paycheck Protection Program and Health Care Enhancement Act, Pub. L. 116-139.

“Public Shareholders” has the meaning set forth in Section 9.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Laws” has the meaning set forth in Section 3.18(e).

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property (including, without limitation, all amendments, extensions, renewals, guaranties, and other agreements with respect thereto).

“Reference Time” means 5:00 p.m. Eastern Time on the date on which the Group Companies incur the first lien term loan component of the Company Refinancing Debt in connection with the Company Existing Debt Refinancing; provided, however, if such component of the Company Refinancing Debt is not incurred and the related Company Existing Debt Refinancing is not consummated by the Group Companies prior to the Closing, the Reference Time means 5:00 p.m. Eastern Time on the date of this Agreement.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of JAWS.

“Regulatory Permits” means all licenses, waivers, permits, enrollments, certifications, authorizations, approvals, franchises, registrations, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, and other such Permits granted by FDA or any such Governmental Entity to any Group Company, including investigational new drug applications, new drug applications, abbreviated new drug applications manufacturing approvals and authorizations, EC certificates, EC declarations of conformity, clinical trial authorizations and ethical reviews or their national or foreign equivalents.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

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“Required Company Audited Financial Statements” means (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for each of the twelve month periods then ended, and (ii) the unaudited consolidated balance sheets of the Group Companies as of September 30, 2019 and September 30, 2020, and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for each of the nine-months then ended, in each case, prepared in accordance with Section 5.16.

“Required JAWS Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of JAWS Shares entitled to vote thereon, whether in person or by proxy at the JAWS Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of JAWS and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal and the Charter Proposal.

“Retained Cash Amount” has the meaning set forth in Section 2.2(b).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Seller Unitholders” means, collectively, the holders of units of the Seller as of any determination time prior to the Effective Time.

“Schedules” means, collectively, the Company Disclosure Schedules and the JAWS Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

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“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Dividend” means one or more dividends or other distributions after the date hereof and on or prior to the Closing by the Group Companies to the direct and indirect holders of the Equity Securities of the Company from the net proceeds of the Company Refinancing Debt in an amount not to exceed $100,000,000 in the aggregate.

“Specified Person Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means (a) all net or gross income, net or gross net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clauses (a) or (b) of this definition as a transferee or successor, by contract, by operation of Law, or otherwise.

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“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Basis Balance Sheet” has the meaning set forth in Section 6.1(c).

“Tax Positions” has the meaning set forth in Section 6.1(d).

“Tax Receivable Agreement” has the meaning set forth in the recitals to this Agreement.

“Tax Return” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.7.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.12(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

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“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid JAWS Expenses” means the JAWS Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid JAWS Liabilities” means the JAWS Liabilities as of immediately prior to the Closing.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of May 18, 2020, by and between JAWS and the Trustee.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Article 2
TRANSACTIONS

Section 2.1           Pre-Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)               Domestication of JAWS. On the Closing Date prior to the Effective Time, JAWS shall cause the Domestication to occur in accordance with Section 388 of the DGCL and the Cayman Islands Companies Law (2020 Revision). In connection with the Domestication, (i) each JAWS Class A Share and each JAWS Class B Share that is issued and outstanding immediately prior to the Domestication shall become one share of Class A common stock, par value $0.0001 per share, of JAWS (collectively, the “New JAWS Class A Shares”), (ii) each JAWS Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one New JAWS Class A Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement (collectively, the “New JAWS Warrants”), (iii) the Governing Documents of JAWS shall become the certificate of incorporation, substantially in the form attached hereto as Exhibit G (the “New JAWS Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit H (the “New JAWS Bylaws”), and (iv) JAWS’s name shall be changed to “Cano Health”; provided, however, that, in connection with clause (i) and (ii), each issued and outstanding share of JAWS that has not been previously separated into the underlying JAWS Class A Shares and underlying JAWS Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one share of New JAWS Class A Shares, and one New JAWS Warrant on the terms and subject to the conditions set forth in the Warrant Agreement, as applicable.

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(b)               PIPE Financing. The Seller may, in consultation with and subject to the prior consent of JAWS and Cano America (in each case not to be unreasonably withheld, conditioned or delayed), deliver written notice to JAWS at any time prior to the Closing directing New Jaws to sell up to 20,000,000 New JAWS Class A Shares pursuant to Subscription Agreements, in addition to the New JAWS Class A Shares to be sold pursuant to Subscription Agreements entered into prior to or concurrently with the execution of this Agreement. Prior to the Closing, New JAWS shall consummate the PIPE Financing pursuant to and in accordance with the terms of the applicable Subscription Agreements.

(c)               Amendment and Restatement of the Company LLC Agreement. On the Closing Date, following the Domestication but prior to the consummation of the Merger, the Company shall amend and restate the Company LLC Agreement to be the Amended and Restated Company LLC Agreement, pursuant to which the issued and outstanding Company Membership Interests shall be unitized into an aggregate number of Company Common Units equal to the Fully Diluted Company Units.

(d)               The Merger.

(i)            On the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, on the Closing Date promptly following the consummation of the Domestication, Merger Sub shall merge with and into the Company at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).

(ii)           At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Jaws (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by JAWS and the Seller and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii)          The Merger shall have the effects set forth in the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DLLCA.

(iv)          At the Effective Time, the Governing Documents of the Surviving Company shall be an amended and restated operating agreement in a form reasonably satisfactory to the Company, Cano America and JAWS, consistent with the Material Terms of the Second Amended and Restated Company LLC Agreement attached hereto as Exhibit I.

(v)           At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

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(vi)            At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, all of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into an aggregate number of Company Common Units equal to the Acquired Company Units.

(vii)           At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, all of the Company Common Units issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive: (A) a number of Company Common Units equal to the Continuing Company Units; (B) a number of New JAWS Class B Shares equal to the number of Continuing Company Units; and (C) an amount of cash equal to the Company Cash Consideration.

Section 2.2           Closing of the Transactions Contemplated by this Agreement; Post-Closing Contribution.

(a)               The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables on the third (3rd) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as JAWS and the Company may agree in writing.

(b)               On the Business Day immediately following the Closing Date, New JAWS shall contribute an amount in cash equal to the Aggregate Cash Proceeds minus the Company Cash Consideration (the “Retained Cash Amount”) to the Company and the Company shall use such cash in accordance with Annex D.

(c)               In exchange for the contribution of the Retained Cash Amount pursuant to Section 2.2(b), the Company shall issue and deliver to New JAWS, an aggregate number of Company Common Units equal to (i) the Fully Diluted Company Units, minus (ii) the Continuing Company Units, minus (iii) the Acquired Company Units.

Section 2.3           Deliverables.

(a)               At the Closing, the Company and the Seller, as applicable, shall deliver or cause to be delivered, as applicable, to JAWS:

(i)            a counterpart to each Ancillary Document to which it is to be a party, duly executed by a duly authorized representative of such Person;

(ii)           a certificate, executed by a duly authorized officer of the Company and dated as of the Closing, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

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(iii)           a properly completed and duly executed IRS Form W-9 from the Seller;

(iv)           a Name Use Agreement duly executed by Dr. Marlow Hernandez in a form reasonably satisfactory to JAWS, consistent with the terms set forth on Section 2.3(a)(iv) of the Company Disclosure Schedules; and

(v)            a payoff letter duly executed by Dental Excellence Partners, LLC in form reasonably satisfactory to JAWS evidencing that the Company has no liabilities or obligations to Dental Excellence Partners, LLC with respect to any loans.

(b)               At the Closing, JAWS shall issue or deliver or cause to be delivered, as applicable, to the Seller:

(i)            a counterpart to each Ancillary Document to which JAWS, the Sponsor or the other Class B Shareholders is to be a party, duly executed by a duly authorized representative of such Person;

(ii)           evidence of the Domestication and a certified copy of the Certificate of Incorporation as filed with the Secretary of State of the State of Delaware at the Domestication;

(iii)          a certificate, executed by a duly authorized officer of JAWS and dated as of the Closing, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iv)          an amount in cash equal to the Company Cash Consideration; and

(v)           such number of New JAWS Class B Shares as provided in Section 2.1(d)(vii)(B).

Section 2.4           Withholding. JAWS and the Group Companies shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement needs to be paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of any required Tax withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

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Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, each of the Company and the Seller, as applicable, hereby represents and warrants to JAWS as follows:

Section 3.1           Organization and Qualification.

(a)               Each Group Company and the Seller is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company and the Seller. Each Group Company and the Seller has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b)               True and complete copies of the Governing Documents of the Company and the Seller have been made available to JAWS, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Seller are in full force and effect, and neither the Seller nor the Company is in breach or violation of any provision set forth in its Governing Documents.

(c)               Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2           Capitalization of the Group Companies.

(a)               Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Seller and the Company issued and outstanding, and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Securities of the Seller and the Company have been duly authorized and validly issued. All of the outstanding Company Membership Interests are, and Company Common Units will be upon the adoption of the Amended and Restated Company LLC Agreement, fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company LLC Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. The Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

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(b)               The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company LLC Agreement). Except for the Company LLC Agreement, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c)               Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d)               Except as set forth on Section 3.2(d) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e)               Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies (excluding intercompany Indebtedness among the Company and its Subsidiaries) as of the date of this Agreement, including the debtor and the creditor thereof.

(f)                Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 3.3           Authority. The Seller and the Company each have the requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Seller Unitholder Written Consent and the Company Unitholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Seller and the Company, as applicable, is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Seller and the Company, as applicable. This Agreement and each Ancillary Document to which the Seller or the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Seller or the Company, as applicable, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Seller or the Company (assuming that this Agreement and the Ancillary Documents to which it is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), as applicable, enforceable against the Seller or the Company, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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Section 3.4           Financial Statements; Undisclosed Liabilities.

(a)               The Company has made available to JAWS a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for each of the periods then ended, and (ii) the unaudited consolidated balance sheets of the Group Companies as of September 30, 2019 and September 30, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies for each of the nine-month periods then ended (clauses (i) and (ii), collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) in the case of the Financial Statements described in clause (i) of the preceding sentence, were audited in accordance with the standards of the American Institute of Certified Public Accountants and contain an unqualified report of the Company’s auditors and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)               The audited consolidated balance sheet of the Group Companies as of December 31, 2020 and the related audited consolidated statement of operations and comprehensive loss, stockholders’ deficit and cash flow of the Group Companies for the twelve month period then ended (the “Closing Company Audited Financial Statements”) and the Required Company Audited Financial Statements, in each case, when delivered following the date of this Agreement in accordance with Section 5.16, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the dates thereof and for the periods indicated therein, except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

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(c)               Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d)               Except as set forth in Section 3.4(d) of the Company Disclosure Schedule, the Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e)               Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since the incorporation of the Company, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5           Consents and Requisite Governmental Approvals; No Violations.

(a)               No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Seller or the Company with respect to the Seller’s or the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Seller or the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

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(b)               Neither the execution, delivery or performance by the Seller or the Company of this Agreement nor the Ancillary Documents to which the Seller or Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of the Seller or the Company, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6           Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7           Material Contracts.

(a)               Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)            any Contract relating to Indebtedness of any Group Company for borrowed money (excluding intercompany Indebtedness among the Company and its Subsidiaries) or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii)           any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000.00;

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(iii)          any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000.00;

(iv)          any (A) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $100,000.00 over the life of the Contract and (B) any Contract with respect to material Company Licensed Intellectual Property (other than any Contract of the type described in clauses (A) through (C) of Section 3.13(c));

(v)           any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of JAWS or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, JAWS or any of its Affiliates after the Closing;

(vi)          any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000.00 annually or (B) $500,000.00 over the life of the agreement;

(vii)         any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $100,000.00;

(viii)        any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix)           any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

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(x)            any Contract with any Person (A) pursuant to which any Group Company (or JAWS or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Right;

(xi)           any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company (other than physicians) whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000.00, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xii)          any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiii)         any CBA;

(xiv)         any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or JAWS or any of its Affiliates after the Closing);

(xv)          any other Contract (other than Contracts governing the terms of employment) the performance of which requires either (A) annual payments from any Group Company in excess of $500,000.00 or (B) aggregate payments from any Group Company in excess of $500,000.00 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon not more than thirty (30) days’ prior written notice; and

(xvi)         any other Contract between any Group Company, on the one hand, and any of the top ten (10) payors of the Company and its Subsidiaries, on the other hand, as measured by aggregate gross revenue during (A) the twelve-month (12-month) period ending December 31, 2019 and (B) the current fiscal year to date.

(b)               (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract.

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Section 3.8           Absence of Changes. During the period beginning on January 1, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of JAWS if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiv) or Section 5.1(b)(xv).

Section 3.9           Litigation. As of the date of this Agreement, there is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against the Seller or any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Seller, the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10       Compliance with Applicable Law. Each Group Company (a) conducts (and since December 31, 2018 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11       Employee Plans.

(a)               Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Group Companies have provided JAWS with (x) true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered and (y) (if applicable) the most recent IRS determination or opinion letter.

(b)               No Employee Benefit Plan is and no Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and no Group Company has any material Liabilities to provide any retiree, post-ownership or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

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(c)               Each Employee Benefit Plan has been established, maintained, funded, operated and administered in all material respects in compliance with its terms and applicable Law, including ERISA and the Code and to the Company’s knowledge no event has occurred and no condition exists, that has subjected, or would reasonably be expected to subject, any Group Company to any material tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or any other applicable law. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, and to the Company’s knowledge nothing has occurred that could reasonably be expected to adversely affect such Employee Benefit Plan’s qualified status. None of the Group Companies has incurred (whether or not assessed) or could reasonably be expected to incur any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)               As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made and any such amounts not yet due have been paid or properly accrued.

(e)               The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, trigger any payment or funding of any compensation or benefits or increase any amount payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iv) limit or restrict the right of any of the Group Companies to merge, amend or terminate any Employee Benefit Plan.

(f)                No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) could result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(g)               Each Employee Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all relevant times been operated in compliance in all material respects with, and each Group Company has complied in practice and operations in all material respects with, all applicable requirements of Section 409A of the Code and applicable guidance thereunder.

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(h)               The Group Companies have no obligation to make a “gross-up” or similar payment, indemnify or otherwise reimburse any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies for any taxes that may become payable under Section 4999 or 409A of the Code.

(i)                 The Group Companies have no material liability by reason of an individual who performs or performed services for the Group Companies in any capacity being improperly excluded from participating in an Employee Benefit Plan or any person being improperly allowed to participate in any Employee Benefit Plan.

Section 3.12       Environmental Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole:

(a)               None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b)               There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c)               There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

The Group Companies have made available to JAWS copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13       Intellectual Property.

(a)               Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property (other than Off-the-Shelf Software licensed on a non-exclusive basis for less than $25,000 per year) and (iii) material unregistered Marks currently used to identify any products or services offered by any Group Company that are owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)               As of the date of this Agreement, all fees and filings necessary to maintain any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Right has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending challenging the validity or enforceability of any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

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(c)               A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software and (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to JAWS. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, constitutes all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and, to the Company’s knowledge, all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d)               Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since December 31, 2018 (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Except as set forth on Section 3.13(d) of the Company Disclosure Schedules, each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

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(e)               Each Group Company has taken commercially reasonable steps substantially consistent with other Persons in the same industry to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(f)                None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g)               To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h)               Since December 31, 2018, there is no material Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i)                 To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since December 31, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

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(j)                 To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(k)               No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.14       Labor Matters.

(a)               Except as set forth on Section 3.14(a) of the Company Disclosure Schedules, since December 31, 2018, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

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(b)               Since December 31, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c)               No Group Company is a party to or bound by any CBA or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group and no employees of the Group Companies are represented by any labor union, works council, other labor organization or employee representative with respect to their employment with the Group Companies. Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(d)               No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(e)               The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment or other discrimination, retaliation or policy violation allegations of which they are or were aware in the past two years. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. None of the Group Companies reasonably expect any material liability with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors or agents of the Group Companies that, if known to the public, would bring the Group Companies into material disrepute.

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Section 3.15       Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to JAWS. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16       Tax Matters.

(a)               All income and other material Tax Returns required to be filed by or with respect to each Group Company has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return. Each Group Company has timely and properly withheld and paid to the appropriate Tax Authority all income and other material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b)               Each Group Company has complied in all material respects with all Laws relating to the reporting and payment of sales, use, ad valorem and value added Taxes.

(c)               No written claim has been made by a Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is subject to taxation in that jurisdiction.

(d)               There is no material Tax audit or examination or any material Proceeding now being conducted, pending or threatened in writing with respect to any Taxes or Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully paid, settled or withdrawn, and, to the knowledge of the Company, no such deficiency has been threatened or proposed in writing against any Group Company.

(e)               No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting, closing agreement, or other similar ruling, agreement or request has been granted or issued by, or is bending with, any Tax Authority that relates to the Taxes or Tax Returns of any Group Company.

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(f)                No Group Company has been a party to any “listed transaction” and within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g)               The Company is (and has been for its entire existence) properly treated as a disregarded entity for U.S. federal and all applicable state and local income Tax purposes. Each Subsidiary of the Company is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Section 3.16(g) of the Company Disclosure Schedules. No election has been made (or is pending) to change any of the foregoing.

(h)               No Group Company will be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date; (iv) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; or (v) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws).

(i)                 No Group Company uses the cash method of accounting for income Tax purposes or will be required to make any payment after the date of the Latest Balance Sheet as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Group Company owns or has owned in the last two (2) years an interest in any Flow-Thru Entity other than a Company Subsidiary listed on Section 3.16(i) of the Company Disclosure Schedules. No Group Company is party to or bound by any closing agreement or similar agreement with any Tax Authority the terms of which would have an effect on any Group Company after the date of the Latest Balance Sheet.

(j)                 There is no Lien for Taxes on any of the assets of any Group Company, other than Permitted Liens.

(k)               No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any actual or potential liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement. All amounts payable with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

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(l)                 Except as set forth on Section 3.16(l) of the Company Disclosure Schedules, no Group Company is organized in any jurisdiction outside of the United States. No Group Company (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the United States or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the United States.

(m)             No Group Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(n)               For the avoidance of doubt, Section 3.11 and this Section 3.16 contain the sole and exclusive representations and warranties with respect to matters relating to Taxes. Nothing in this Section 3.16 or otherwise in this Agreement shall be construed as a representation, covenant or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credit carryover, Tax basis, or other Tax asset or attribute generated or arising in or in respect of a Pre-Closing Tax Period or (ii) any Tax positions that any Group Company may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date.

Section 3.17       Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, the Company or any of their respective Affiliates for which any of the Group Companies has any obligation.

Section 3.18       Real and Personal Property.

(a)               Owned Real Property. No Group Company owns or has ever owned any real property.

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(b)               Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property and improvements located thereon leased, licensed, subleased, sublicensed, or otherwise used or occupied, or permitted to be used or occupied, by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases (and the name and date of the parties to each of the parties to the Real Property Leases) pursuant to which any Group Company is a tenant, licensee, subtenant, sublicensee, or other occupant as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to JAWS. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth in Section 3.18(b) of the Company Disclosure Schedules, (i) the transactions contemplated by this Agreement will not require the consent of any party to any Real Property Leases, will not result in a breach of or default under any Real Property Leases or otherwise cause the Real Property Leases to (A) no longer be in full force and effect or (B) cease to be the valid, legal and binding obligation of each of the applicable Group Company party thereto and each other party thereto, enforceable in accordance with its terms against such Group Company and each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the quiet possession and enjoyment of each applicable Group Company to its respective Leased Real Property has not been disturbed, (iii) there is no dispute, breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a dispute, breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases, (iv) no security deposit or portion thereof deposited with respect such Real Property Lease has been applied in respect of a dispute, breach or default under such Real Property Lease which has not been redeposited in full, (v) no Group Company owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease, (vi) the counterparty to such Real Property Lease is not a Company Non-Party Affiliate and otherwise has never and presently does not have any economic interest in any Group Company, (vii) no Group Company has leased, subleased, licensed, sublicensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, (viii) the Leased Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the Business, and (ix) the Leased Real Property and the furniture, fixtures and equipment located therein or thereon, as applicable, is in good condition and repair and sufficient for the operation of the Business, and there are no facts or conditions affecting any of the furniture, fixtures and equipment located in or upon the Leased Real Property which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leased Real Property or any portion thereof in the operation of the Business.

(c)               Condemnation. There is no condemnation, expropriation, or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting any Leased Real Property or any portion thereof or interest therein.

(d)               Mechanics Liens. There is no amount due and payable to any architect, contractor, subcontractor, materialman, or other Person for work or labor performed for, or materials or supplies provided to, or in connection with, any Leased Real Property or portion thereof which is delinquent. There is no work or labor being performed for, or materials or supplies being provided to, or in connection with, any Leased Real Property or portion thereof, or to be performed or supplied prior to Closing, other than routine maintenance and repair work which costs and expenses through which shall be paid in full prior to Closing.

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(e)               Compliance with Real Property Laws. The Leased Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use or occupancy of the Leased Real Property or operation of the Business thereon does not violate any Real Property Laws. Neither the Company nor Subsidiary, including any Group Company, has received any notice of violation of any Real Property Law and, to the Company’s knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation. There is no pending or, to the Company’s knowledge, anticipated change in any Real Property Law that will have a material adverse effect on the lease, use, or occupancy of any Leased Real Property or any portion thereof in the continued operation of the Business.

(f)                Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19       Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth, and the Company has made available to JAWS true and complete copies of, all Contracts between (a) any Group Company, on the one hand, and (b) any Company Related Party, on the other hand, other than Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”. “Company Related Party” shall mean any Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) and any Group Company’s or their Affiliates’ respective current, former or future directors, officers, general or limited partners, direct or indirect equityholders, members, managers, controlling persons, employees, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons.

Section 3.20       Data Privacy and Security.

(a)               Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Privacy Laws (“Privacy and Data Security Policies”).

(b)               The Company has not received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company is in violation of any applicable Privacy Requirements.

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(c)               Since the formation of the Company, to the Company’s knowledge, (i) there has been no unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect.

(d)               Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Company IT Systems are sufficient and in good working condition for the operation of the Business in all material respects.

Section 3.21       Compliance with International Trade & Anti-Corruption Laws.

(a)               Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since the incorporation of the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)               Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22       Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing JAWS Holders or at the time of the JAWS Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23       Regulatory Compliance.

(a)               The activities of the Group Companies and the Affiliated Provider Practices are, and during the last three (3) years have been, conducted in compliance in all material respects with all Health Care Laws applicable to the Group Companies and the Affiliated Provider Practices. Without limiting the foregoing, none of the Group Companies or the Affiliated Provider Practices have engaged in any of the following:

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(i)            knowingly and willfully making or causing to be made a false statement, claim, or representation of a material fact in any application for any benefit or payment from any payer;

(ii)           knowingly and willfully making or causing to be made any false statement, claim, or representation of a material fact for use in determining rights to any benefit or payment from any payer;

(iii)          presenting or causing to be presented a claim for reimbursement to any payer for services that is for an item or service that was known or should have been known to be (1) not provided as claimed or (2) false or fraudulent;

(iv)          failing to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment from any payer;

(v)           knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (1) in return for referring an individual to a Person for the furnishing or withholding, or arranging for the furnishing or withholding, of any item or service for which payment may be made in whole or in part by Medicare or any other federal or state health care program or payer, or (2) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or any other federal or state health care program or payer; or

(vi)             knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement, claim, or representation (or knowingly and willfully omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (1) a facility in order that the facility may qualify for Medicare or other federal or state health care program certification or (2) information required to be provided under § 1124A of the Social Security Act (42 U.S.C. § 1320a-3).

(b)               The Company and its Subsidiaries and, to the Company’s knowledge, each Affiliated Provider Practice during the last three (3) years has filed all material reports, statements, documents, registrations, filings, Regulatory Permits and submissions required to be filed by it under applicable Health Care Laws. During the last three (3) years, no written notice has been received by, and no claims have been filed against any Group Company or Affiliated Provider Practice by any Governmental Entity alleging a material violation of any Health Care Law.

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(c)               In the conduct of the Business, no Group Company, Affiliated Provider Practice, nor any officer, director, manager (in the case of a limited liability company) or owner acting on behalf of a Group Company or Affiliated Provider Practice, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, patient, governmental official or employee or other Person who was, is or may be in a position to help or hinder a Group Company or Affiliated Provider Practice (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or knowingly made any false entries on any books or records for any purpose.

(d)               Except as set forth in Section 3.23(d) of the Company Disclosure Schedules, each Group Company and Affiliated Provider Practice possesses all material health care Permits required under applicable Health Care Laws necessary for the conduct of the Business and all such material health care Permits are in valid force and effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any Affiliated Provider Practice is in material breach or violation of, or default under, any such Permit. During the last three (3) years, no Group Company or Affiliated Provider Practice has received any written notice or communication from any Governmental Entity regarding any material violation of any Permit required under applicable Health Care Laws.

(e)               Each provider employed by or contracted with the Company and its Subsidiaries and, to the Company’s knowledge, each Affiliated Provider has been duly licensed and registered, is in good standing in the state in which such Affiliated Provider practices his or her profession, such license and registration have not been suspended, revoked or restricted in any manner, and such licenses and registrations are all that are required for such Person to perform his or her duties for such Group Company or Affiliated Provider Practice. When providing professional services on behalf of a Group Company, the Group Companies’ employed and contracted providers and, to the knowledge of the Company, the Affiliated Providers have at all times held the licenses and registrations required to provide such professional services.

(f)                Except as set forth in Section 3.23(f) of the Company Disclosure Schedules, none of the Group Companies or the Affiliated Provider Practices, nor, to the knowledge of the Group Companies, any Affiliated Providers, are a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement, written corrective action plan or similar agreement or consent order that is currently in effect with the Office of Inspector General of the Department of Health and Human Services or any other Governmental Entity concerning compliance with any Health Care Laws. The Group Companies maintain a compliance program having in all material respects the elements of an effective corporate compliance and ethics program.

(g)               None of the Company or its Subsidiaries nor, to the Company’s knowledge, any Affiliated Provider Practice, or while associated or affiliated with the Group Companies or Affiliated Provider Practice, any officer, director, manager (in the case of a limited liability company) or owner of any Group Company or Affiliated Provider Practice (in each case in their capacity as such): (i) has been convicted of any criminal offense relating to the delivery of an item or service under any federal or state health care program; (ii) has been debarred, excluded or suspended from or otherwise rendered ineligible for participation in any federal or state health care program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) is currently the subject of any investigation, inquiry, or enforcement Proceeding by any Governmental Entity regarding compliance with any Health Care Law.

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(h)               The Company and its Subsidiaries and, to the Company’s knowledge, each Affiliated Provider Practice that has coded and submitted codes (including for risk adjustment purposes), or billed and submitted fee for service claims, has done so in material compliance with applicable Contractual obligations and applicable Law, and has not intentionally billed for amounts in excess of amounts allowed by such Contractual obligations or applicable Law, nor has any Group Company or Affiliated Provider Practice knowingly retained any overpayments.

(i)                 Except for audits and overpayment adjustments arising in the ordinary course of business, no Group Company or Affiliated Provider Practice has any material payment audit or dispute involving an alleged overpayment currently pending with a governmental or commercial payer.

(j)                 The Company and its Subsidiaries and, to the Company’s knowledge, each Affiliated Provider Practices is, and for the three (3) years has been, in compliance in all material respects with HIPAA and state data privacy and security laws related to individually identifiable health information. The Group Companies and the Affiliated Provider Practices have not received written notice of, and there is no action at law or in equity or, to the Company’s knowledge, inquiry or investigation pending or threatened with respect to any alleged “breach” (as defined in HIPAA) by a Group Company, Affiliated Provider Practice or its “workforce”. Except as set forth on Section 3.23(j) of the Company Disclosure Schedules, no “breach” by the Company or any of its Subsidiaries or, to the Company’s knowledge, any Affiliated Provider Practice or its “workforce” or successful “security incident” has occurred with respect to “protected health information” (as such terms are defined by HIPAA) in the possession or under the control of the Group Companies or Affiliated Provider Practices for the past three (3) years. Each of the Group Companies has conducted a risk analysis as required by HIPAA and has implemented appropriate corrective action to address all material vulnerabilities identified through such analysis. Each Group Company and Affiliated Provider Practice has a written, signed and HIPAA-compliant business associate agreement, when required by HIPAA, with each Person that is a “covered entity” or “business associate” as such terms are defined in HIPAA, and has materially complied with such agreements. Each Group Company and Affiliated Provider Practice has maintained a compliance program, including written policies and procedures that address the Group Company’s and Affiliated Provider Practice’s HIPAA compliance efforts.

(k)               The Company and its Subsidiaries and, to the Company’s knowledge, the Affiliated Provider Practices, as applicable, have (i) complied with the terms and conditions of all Provider Relief Fund Payment Terms and Conditions applicable to Provider Relief Fund payments received by the Group Companies or any Affiliated Provider Practice, including with respect to attestation, allocation and use of any such Provider Relief Fund payments and (ii) all applications submitted by any Group Company or Affiliated Provider Practice in support of advanced payments received from the Centers for Medicare and Medicaid Services or payments from the Provider Relief Fund have been accurate in all respects.  To the Company’s knowledge, no event, including changes to guidance issued by the Centers for Medicare and Medicaid Services or the U.S. Department of Health and Human Services, has caused or will cause the Group Companies or Affiliated Provider Practices to become ineligible for, or require immediate repayment of, any funds received from the Provider Relief Fund. None of the Group Companies or Affiliated Provider Practices have requested or received any coronavirus-related relief funds made available by the Federal Emergency Management Authority, state, local or tribal Governmental Entities, or other coronavirus-related relief programs administered by the U.S. Department of Health and Human Services.

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Section 3.24       Affiliated Provider Practices.

(a)               Section 3.24(a) of the Company Disclosure Schedules sets forth a list of each Affiliated Provider Practice as of the date of this Agreement and (i) its name and jurisdiction of organization or formation, (ii) the number of authorized shares or other equity interests, (iii) the number of issued and outstanding shares or other equity interests (including which of such equity interests are vested and which are unvested), and (iv) the names of all of the holders thereof and the number or percentage, as applicable, of shares or other equity interests held by each such holder. Section 3.24(a) of the Company Disclosure Schedules also sets forth a list as of the date of this Agreement of those Affiliated Provider Practices that were previously, but are not currently, affiliated with the Group Companies.

(b)               Each Affiliated Provider Practice is a corporation or other legal entity duly organized or formed, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the Laws of its state of formation, organization or incorporation, as applicable, and has all requisite corporate or other entity power and authority to own, lease and operate its material properties and to carry on its business as it is now being conducted.

Section 3.25       Investigation; No Other Representations.

(a)               Each of the Seller and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the JAWS Parties and (ii) it has been furnished with or given access to such documents and information about the JAWS Parties and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)               In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each of the Seller and the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of JAWS, any JAWS Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of JAWS, any JAWS Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

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Section 3.26       EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO JAWS PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3 OR THE ANCILLARY DOCUMENTS, NONE OF The Company, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, and the company EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY JAWS PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY JAWS PARTY OR ANY JAWS NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Except for the representations and warranties expressly set forth in article 3 OR the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANy, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY JAWS PARTY OR ANY JAWS NON-PARTY AFFILIATE IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO JAWS PARTIES

Subject to Section 9.8, except (a) as set forth on the JAWS Disclosure Schedules, or (b) as set forth in any JAWS SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each JAWS Party hereby represents and warrants to the Company as follows:

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Section 4.1           Organization and Qualification. Each JAWS Party is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of organization.

Section 4.2           Authority. Each JAWS Party has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the JAWS Shareholder Approval pursuant to Section 5.7, the execution and delivery of this Agreement, the Ancillary Documents to which a JAWS Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such JAWS Party. This Agreement has been and each Ancillary Document to which a JAWS Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such JAWS Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such JAWS Party (assuming this Agreement has been and the Ancillary Documents to which a JAWS Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such JAWS Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3           Consents and Requisite Governmental Approvals; No Violations.

(a)               No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a JAWS Party with respect to its execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the JAWS Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) such filings and approvals required in connection with the Domestication, (v) the JAWS Shareholder Approval or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a JAWS Material Adverse Effect.

(b)               Neither the execution, delivery or performance by a JAWS Party of this Agreement nor the Ancillary Documents to which such JAWS Party is or will be a party nor the consummation by such JAWS Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a JAWS Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a JAWS Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which a JAWS Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a JAWS Party, except in the case of clauses (ii) through (iv) above, as would not have a JAWS Material Adverse Effect.

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Section 4.4           Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the JAWS Disclosure Schedules (which fees shall be the sole responsibility of the JAWS, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of JAWS for which JAWS has any obligation.

Section 4.5           Information Supplied. None of the information supplied or to be supplied by or on behalf of a JAWS Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing JAWS Holders or at the time of the JAWS Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6           Capitalization of the JAWS Parties.

(a)               Section 4.6(a) of the JAWS Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding JAWS Shares and the JAWS Warrants as of the date of this Agreement. Such Equity Securities (i) were not issued in violation of the Governing Documents of JAWS and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of JAWS) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the JAWS Shares and JAWS Warrants set forth on Section 4.6(a) of the JAWS Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the JAWS Shares and the JAWS Warrants as a result of, or to give effect to, the Domestication and assuming that no JAWS Shareholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of JAWS.

(b)               As of the date of this Agreement, the authorized capital stock of JAWS consists of (i) 400,000,000 JAWS Class A Shares, (ii) 40,000,000 JAWS Class B Shares and (iii) 1,000,000 preference shares, each with a par value of $0.0001 per share. On the Closing Date after the time at which the Effective Time occurs and the closings under all of the Subscription Agreements have occurred, all of the issued and outstanding New JAWS Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which JAWS is a party or bound.

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(c)               Except as expressly contemplated by this Agreement, the Ancillary Documents, the JAWS SEC Reports or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Seller and JAWS, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require JAWS, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Seller and JAWS, there is no obligation of JAWS, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of JAWS.

Section 4.7           SEC Filings. JAWS has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “JAWS SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional JAWS SEC Reports”). Each of the JAWS SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional JAWS SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the JAWS SEC Reports or the Additional JAWS SEC Reports (for purposes of the Additional JAWS SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the JAWS SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the JAWS SEC Reports.

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Section 4.8           Trust Account. As of the date of this Agreement, JAWS has an amount in cash in the Trust Account equal to at least $690,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of May 18, 2020 (the “Trust Agreement”), between JAWS and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the JAWS SEC Reports to be inaccurate in any material respect or, to JAWS’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing JAWS Holders who shall have elected to redeem their JAWS Class A Shares pursuant to the Governing Documents of JAWS or (iii) if JAWS fails to complete a business combination within the allotted time period set forth in the Governing Documents of JAWS and liquidates the Trust Account, subject to the terms of the Trust Agreement, JAWS (in limited amounts to permit JAWS to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of JAWS) and then the Pre-Closing JAWS Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of JAWS and the Trust Agreement. JAWS has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of JAWS, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since May 18, 2020, JAWS has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing JAWS Holders who have elected to redeem their JAWS Class A Shares pursuant to the Governing Documents of JAWS, each in accordance with the terms of and as set forth in the Trust Agreement, JAWS shall have no further obligation under either the Trust Agreement or the Governing Documents of JAWS to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9           Transactions with Affiliates. Section 4.9 of the JAWS Disclosure Schedules sets forth, and JAWS has made available to the Seller true and complete copies of, all Contracts between (a) JAWS, on the one hand, and (b) any JAWS Related Party, on the other hand, other than Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.8 or entered into in accordance with Section 5.8. No JAWS Related Party (A) owns any interest in any material asset used in the business of JAWS, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of JAWS or (C) owes any material amount to, or is owed material any amount by, JAWS. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “JAWS Related Party Transactions”. “JAWS Related Party” shall mean any Affiliate of either JAWS or the Sponsor, or any of their respective current, former or future directors, officers, general or limited partners, direct or indirect equityholders (including the Sponsor), members, managers, controlling persons, employees, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons.

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Section 4.10       Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to JAWS’s knowledge, threatened against or involving a JAWS Party that, if adversely decided or resolved, would be material to a JAWS Party. Neither JAWS Party nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a JAWS Party pending against any other Person.

Section 4.11       Compliance with Applicable Law. JAWS is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have a JAWS Material Adverse Effect.

Section 4.12       Business Activities. Since its incorporation, JAWS has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in JAWS’s Governing Documents, there is no Contract binding upon any JAWS Party or to which any JAWS Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

Section 4.13       Internal Controls; Listing; Financial Statements.

(a)               Except as is not required in reliance on exemptions from various reporting requirements by virtue of JAWS’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) JAWS has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of JAWS’s financial reporting and the preparation of JAWS’s financial statements for external purposes in accordance with GAAP and (ii) JAWS has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to JAWS is made known to JAWS’s principal executive officer and principal financial officer by others within JAWS.

(b)               JAWS has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)               Since its initial public offering, JAWS has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding JAWS Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of JAWS, threatened against JAWS by NYSE or the SEC with respect to any intention by such entity to deregister JAWS Class A Shares or prohibit or terminate the listing of JAWS Class A Shares on NYSE. JAWS has not taken any action that is designed to terminate the registration of JAWS Class A Shares under the Exchange Act.

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(d)               The JAWS SEC Reports contain true and complete copies of the applicable JAWS Financial Statements. The JAWS Financial Statements (i) fairly present in all material respects the financial position of JAWS as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited JAWS Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)               JAWS has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for JAWS’s and its Subsidiaries’ assets. JAWS maintains and, for all periods covered by the JAWS Financial Statements, has maintained books and records of JAWS in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of JAWS in all material respects.

(f)                Since its incorporation, JAWS has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of JAWS to JAWS’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of JAWS to JAWS’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of JAWS who have a significant role in the internal controls over financial reporting of JAWS.

Section 4.14       No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the JAWS Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the JAWS Disclosure Schedules), (c) that are incurred in connection with or incident or related to JAWS Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.9(d) or incurred in accordance with Section 5.9(d) (for the avoidance of doubt, in each case, with the written consent of the Seller) or (f) set forth or disclosed in the JAWS Financial Statements included in the JAWS SEC Reports, no JAWS Party has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

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Section 4.15       Compliance with International Trade & Anti-Corruption Laws.

(a)               Since JAWS’s incorporation, neither JAWS nor, to JAWS’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since JAWS’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)               Since JAWS’s incorporation, neither JAWS nor, to JAWS’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.16       Investigation; No Other Representations.

(a)               Each JAWS Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)               In entering into this Agreement and the Ancillary Documents to which it is or will be a party, JAWS has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each JAWS Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

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Section 4.17       EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 AND THE ANCILLARY DOCUMENTS, NONE OF JAWS PARTIEs, ANY JAWS NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, and EACH JAWS PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY JAWS PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY JAWS PARTY BY OR ON BEHALF OF THE MANAGEMENT OF ANY JAWS PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY. Except for the representations and warranties expressly set forth in THIS Article 4 or the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY JAWS PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY JAWS PARTY, ANY JAWS NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED Hereby or thereby.

Article 5
COVENANTS

Section 5.1           Conduct of Business of the Seller and the Group Companies.

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(a)               From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall, and the Seller shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by JAWS (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b)               Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall, and the Seller shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by JAWS (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xiv), or Section 5.1(b)(xv), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)            declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any of its Subsidiaries that is, directly or indirectly, wholly owned by the Company;

(ii)           (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, other than, in the case of this clause (B), any acquisition by the Company or its Subsidiaries with a purchase price of less than one hundred and fifty million dollars ($150,000,000);

(iii)          adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv)          transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

(v)           incur, create or assume any Indebtedness, other than (A) intercompany Indebtedness among the Company and its Subsidiaries, (B) the Company Refinancing Debt and (C) Indebtedness in the ordinary course of business (including revolving credit drawings, capital leases, purchase money security interests, deferred purchase price obligations and earnouts);

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(vi)          cancel or forgive any Indebtedness (other than intercompany Indebtedness among the Company and its Subsidiaries) in excess of five hundred thousand dollars ($500,000) owed to the Company or any of the Company’s Subsidiaries;

(vii)         make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii)        except (x) as required by applicable Law or under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or (y) changes made in connection with annual plan renewals in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) grant severance, change in control, retention or termination pay to, or adopt, enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company (in each case, other than physicians who are not directors, managers or officers of any Group Company), whose annual base salary (or, in the case of an independent contractor, annual compensation) is in excess of $300,000; (E) hire or terminate (other than for “cause”) any director, manager, officer, employee, individual independent contractor or other service provider of any Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $300,000, or (F) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

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(ix)           make, change or revoke any material election relating to Taxes, enter into any agreement, settlement or compromise with any Tax Authority relating to any material Tax matter, file any amended Tax Return, or surrender any right to claim any refund of material Taxes;

(x)            enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $250,000.00, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or JAWS or any of its Affiliates after the Closing);

(xi)           authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii)          change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii)         enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiv)         (A) amend, modify or terminate any Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xi)(B) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xi)(B) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xi)(B);

(xv)          enter into, amend, modify, or waive any material benefit or right under, any Company Related Party Transaction; or

(xvi)         enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give JAWS, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) nothing set forth in this Agreement shall restrict the ability of any of the Group Companies to (i) incur the Company Refinancing Debt (ii) consummate the Company Existing Debt Refinancing, (iii) consummate the PIPE Debt Prepayment, or (iv) make the Special Dividend, (c) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Seller or the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (d) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Seller reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (c) and (d), the Seller shall give JAWS prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (c) or (d) and, in the event that it is not reasonably practicable for the Seller to give the prior written notice described in this clause (i), the Seller shall instead give such written notice to JAWS promptly after such act or omission and (ii) in no event shall clause (c) or (d) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xiv), or Section 5.1(b)(xv).

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Section 5.2           Efforts to Consummate; Litigation.

(a)               Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents; provided, however, that if the Closing does not occur each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents; provided, further, that subject to the following proviso, JAWS shall pay the full HSR Act filing fee at the time of filing; provided, further, if the Closing occurs, the fees of each Party will be paid in accordance with Section 9.6. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. JAWS shall promptly inform the Seller of any communication between JAWS, on the one hand, and any Governmental Entity, on the other hand, and the Seller shall promptly inform JAWS of any communication between the Seller, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of JAWS and the Seller. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with JAWS’s and the Seller’s prior written consent.

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(b)               From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, JAWS, on the one hand, and the Seller, on the other hand, shall give counsel for the Seller (in the case of JAWS) or JAWS (in the case of the Seller), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of JAWS, the Seller, or, in the case of the Seller, JAWS in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of JAWS, the Seller, or, in the case of the Seller, JAWS, the opportunity to attend and participate in such meeting or discussion.

(c)               Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)               From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, JAWS, on the one hand, and the Seller, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of JAWS, JAWS or any of its Representatives (in their capacity as a representative of JAWS) or, in the case of the Seller, any Group Company or any of their respective Representatives (in their capacity as a representative of JAWS). JAWS and the Seller shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Seller shall, subject to and without limiting the covenants and agreements, and the rights of JAWS, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Seller, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of JAWS (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for JAWS to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of JAWS and Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by JAWS or Representative thereof or would otherwise constitute a JAWS Liability or (y) any non-monetary, injunctive, equitable or similar relief against JAWS or (C) contains an admission of wrongdoing or Liability by JAWS or any of its Representatives). Without limiting the generality of the foregoing, in no event shall JAWS or any of its Representatives settle or compromise any Transaction Litigation without the Seller’s prior written consent.

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Section 5.3           Confidentiality and Access to Information.

(a)               The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)               From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Seller shall provide, or cause to be provided, to JAWS and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to JAWS or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Seller shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and JAWS, any JAWS Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Seller shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

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(c)               From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, JAWS shall provide, or cause to be provided, to the Seller and its Representatives during normal business hours reasonable access to the directors, officers, books and records of JAWS (in a manner so as to not interfere with the normal business operations of JAWS). Notwithstanding the foregoing, JAWS shall not be required to provide, or cause to be provided to, the Seller or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which JAWS is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of JAWS with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to JAWS under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), JAWS shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if JAWS, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that JAWS shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4           Public Announcements.

(a)               Subject to Section 5.4(b), Section 5.6 and Section 5.7, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Seller and JAWS or, after the Closing, JAWS; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Seller, if the disclosing party is JAWS, or JAWS, if the disclosing party is the Seller, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with JAWS and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, provided the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Group Companies, the Sponsor and their Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby in connection with the arrangement and consummation of the Company Existing Debt Refinancing, including making customary announcements and communications in connection with the arrangement of the Company Existing Debt Refinancing.

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(b)               The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Seller and JAWS prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, JAWS shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Seller shall have the opportunity to review and comment upon prior to filing and JAWS shall consider such comments in good faith. The Seller, on the one hand, and JAWS, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Seller or JAWS, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), JAWS shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5           Exclusive Dealing.

(a)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Seller agrees to (A) notify JAWS promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep JAWS reasonably informed on a current basis of any modifications to such offer or information.

(b)               From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, JAWS shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a JAWS Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a JAWS Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a JAWS Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of JAWS (or any Affiliate or successor of JAWS); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. JAWS agrees to (A) notify the Seller promptly upon receipt of any JAWS Acquisition Proposal by JAWS, and to describe the material terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such JAWS Acquisition Proposal) and (B) keep the Seller reasonably informed on a current basis of any modifications to such offer or information.

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Section 5.6           Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement (which, for the avoidance of doubt, shall be no earlier than the availability of the Required Company Audited Financial Statements), JAWS and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either JAWS or the Company, as applicable), and JAWS shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of JAWS which will be included therein as a prospectus and which will be used for the JAWS Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by JAWS’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). The Registration Statement / Proxy Statement shall be in form and substance reasonably acceptable to Cano America. Each of JAWS and the Seller shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. JAWS, on the one hand, and the Seller, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.6 or for including in any other statement, filing, notice or application made by or on behalf of JAWS to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.1(e)(ii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of JAWS, the Seller, or, in the case of the Seller, JAWS, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of JAWS, the Seller, or, in the case of the Seller, JAWS (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) JAWS shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing JAWS Holders. JAWS shall as promptly as reasonably practicable advise the Seller of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of JAWS Shares for offering or sale in any jurisdiction, and JAWS and the Seller shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

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Section 5.7           JAWS Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, JAWS shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold an extraordinary general meeting (the “JAWS Shareholders Meeting”) in accordance with the Governing Documents of JAWS, for the purposes of obtaining the JAWS Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a JAWS Shareholder Redemption. JAWS shall, through unanimous approval of its board of directors, recommend to its shareholders (the “JAWS Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the JAWS Shares in connection with the transactions contemplated by this Agreement as required by NYSE listing requirements (the “NYSE Proposal”); (iv) the adoption and approval of the New JAWS Certificate of Incorporation (the “Charter Proposal”); (v) the adoption and approval of certain differences to the Governing Documents of JAWS contemplated by the New JAWS Certificate of Incorporation and the New JAWS Bylaws; (vi) the adoption and approval of the New JAWS Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vii) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (viii) the adoption and approval of each other proposal reasonably agreed to by JAWS and the Seller as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (ix) the adoption and approval of a proposal for the adjournment of the JAWS Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix) together, the “Transaction Proposals”); provided, that JAWS may adjourn the JAWS Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the JAWS Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that JAWS has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing JAWS Holders prior to the JAWS Shareholders Meeting or (D) if the holders of JAWS Class A Shares have elected to redeem a number of JAWS Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 7.3(d) not being satisfied; provided that, without the consent of the Seller, in no event shall JAWS adjourn the JAWS Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The JAWS recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, JAWS covenants that none of the JAWS Board or JAWS nor any committee of the JAWS Board shall withdraw or modify, or propose publicly or by formal action of the JAWS Board, any committee of the JAWS Board or JAWS to withdraw or modify, in a manner adverse to the Seller, the JAWS Board Recommendation or any other recommendation by the JAWS Board or JAWS of the proposals set forth in the Registration Statement / Proxy Statement.

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Section 5.8           Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, JAWS, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.9           Conduct of Business of JAWS. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, JAWS shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or the PIPE Financing), as required by applicable Law, as set forth on Section 5.9 of the JAWS Disclosure Schedules or as consented to in writing by the Seller, do any of the following:

(a)               adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of JAWS or any of its Subsidiaries;

(b)               declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of JAWS or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of JAWS or any of its Subsidiaries, as applicable;

(c)               split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d)               incur, create or assume any Indebtedness or other Liability;

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(e)               make any loans or advances to, or capital contributions in, any other Person, other than to, or in, JAWS or any of its Subsidiaries;

(f)                issue any Equity Securities of JAWS or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of JAWS or any of its Subsidiaries;

(g)               enter into, renew, modify or revise any JAWS Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a JAWS Related Party Transaction);

(h)               engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(i)                 authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(j)                 enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(k)               enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.

Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Seller, directly or indirectly, the right to control or direct the operations of JAWS and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, JAWS from using the funds held by JAWS outside the Trust Account to pay any JAWS Expenses or JAWS Liabilities or from otherwise distributing or paying over any funds held by JAWS outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.10       NYSE Listing. JAWS shall use its reasonable best efforts to cause: (a) JAWS’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement to have been approved: (b) JAWS to satisfy all applicable initial and continuing listing requirements of NYSE; and (c) the New JAWS Class A Shares issuable in accordance with this Agreement, including the Domestication, the Merger and the PIPE Financing, to be approved for listing on NYSE (and the Seller shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.11       Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at the Closing, JAWS shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of JAWS pursuant to the JAWS Shareholder Redemption, (B) pay the amounts due to the underwriters of JAWS’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to JAWS in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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Section 5.12       Transaction Support Agreements; Seller Unitholder Approval; Subscription Agreements.

(a)               As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Seller shall deliver, or cause to be delivered, to JAWS the Transaction Support Agreements duly executed by each Supporting Seller Unitholder.

(b)               As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Seller Unitholder Written Consent Deadline”), the Seller shall obtain and deliver to JAWS a true and correct copy of a written consent (in form and substance reasonably satisfactory to JAWS) approving this Agreement, the Ancillary Documents to which the Seller is or will be a party and the transactions contemplated hereby and thereby that is duly executed by the Seller Unitholders that hold at least the requisite number of issued and outstanding units of the Seller required to, or that otherwise have the right to, approve and adopt such matters in accordance with the DLLCA, the Seller’s Governing Documents and the Company’s Governing Documents (the “Seller Unitholder Written Consent”).

(c)               As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Unitholder Written Consent Deadline”), the Company shall obtain and deliver to JAWS a true and correct copy of a written consent (in form and substance reasonably satisfactory to JAWS) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby that is duly executed by the Seller (the “Company Unitholder Written Consent”).

(d)               JAWS may not modify or waive any provisions of a Subscription Agreement without the prior written consent of the Company and Cano America; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of the Company and Cano America.

(e)               At Closing, New JAWS, the Sponsor, the Seller and the Company shall finalize and execute the Tax Receivable Agreement.

Section 5.13       JAWS Indemnification; Directors’ and Officers’ Insurance.

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(a)               Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of JAWS, as provided in JAWS’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) New JAWS will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, New JAWS shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in JAWS’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of JAWS’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of JAWS (the “JAWS D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such JAWS D&O Person was a director or officer of JAWS immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)               New JAWS shall not have any obligation under this Section 5.13 to any JAWS D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such JAWS D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)               For a period of six (6) years after the Effective Time, New JAWS shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of JAWS as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under JAWS’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that New JAWS shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by JAWS prior to the date of this Agreement and, in such event, JAWS shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by JAWS prior to the date of this Agreement.

(d)               If New JAWS or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of New JAWS shall assume all of the obligations set forth in this Section 5.13.

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(e)               The JAWS D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of JAWS or New JAWS.

Section 5.14       Company Indemnification; Directors’ and Officers’ Insurance.

(a)               Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) New JAWS will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, New JAWS shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)               None of New JAWS or the Group Companies shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)               The Company shall purchase, at or prior to the Closing, and New JAWS shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, New JAWS or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, New JAWS or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

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(d)               If New JAWS or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of JAWS shall assume all of the obligations set forth in this Section 5.14.

(e)               The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of New JAWS.

Section 5.15       Post-Closing Directors and Officers.

(a)               JAWS shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the board of directors of New JAWS (the “New JAWS Board”) shall initially consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors with an initial term that expires in 2022, Class II consisting of three (3) directors with an initial term that expires in 2023, and Class III consisting of three (3) directors with an initial term that expires in 2024; (ii) the members of the New JAWS Board will be the individuals determined in accordance with Section 5.15(b); and (iii) the officers of JAWS (the “Officers”) are the individuals determined in accordance with Section 5.15(c).

(b)               The directors on the New JAWS Board immediately after the Effective Time (each, a “Director”) shall consist of Barry S. Sternlicht, Elliot Cooperstone, Dr. Marlow Hernandez, and the six (6) individuals to be identified by Dr. Marlow Hernandez (subject to the reasonable approval of JAWS, Cano America and InTandem) (the “Company Designees”). In the event that Mr. Sternlicht is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the Sponsor may (subject to the reasonable approval of the Seller, Cano America and InTandem) replace such individual with another individual to serve as such Director. In the event that Mr. Cooperstone is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, InTandem may (subject to the reasonable approval of JAWS, Cano America and the Seller) replace such individual with another individual to serve as such Director. In the event that Dr. Hernandez is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the Seller may (subject to the reasonable approval of JAWS, Cano America and InTandem) replace such individual with another individual to serve as such Director. In the event that any Company Designee is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, Dr. Marlow Hernandez may (subject to the reasonable approval of JAWS and InTandem) replace such individual with another individual to serve as such Company Designee. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the board of directors of the Company shall designate whether each individual who will serve on the New JAWS Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III; provided, that Barry S. Sternlicht shall serve as a member of Class I, Elliot Cooperstone shall serve as a member of Class II and Dr. Marlow Hernandez shall serve as a member of Class III. Dr. Marlow Hernandez shall serve as Chairman of the New JAWS Board after the Effective Time.

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(c)               The Officers immediately after the Effective Time shall be Dr. Marlow Hernandez, as chief executive officer, and the additional individuals identified on Section 5.15(c) of the Company Disclosure Schedules, with each such individual holding the title set forth opposite his or her name. In the event that Dr. Marlow Hernandez or such individuals identified on Section 5.15(c) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing JAWS Holders, the Seller may (subject to the reasonable approval of JAWS, Cano America and InTandem) replace such individual with another individual to serve as such Officer by amending Section 5.15(c) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 5.16       PCAOB Financials.

(a)               As promptly as reasonably practicable after the date of this Agreement and in no event later than February 8, 2021, the Company shall deliver to JAWS (i) the Required Company Audited Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement. As promptly as reasonably practicable after the date of this Agreement, the Company shall deliver to JAWS the Closing Company Audited Financial Statements. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

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(b)               The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, JAWS in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by JAWS with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.17       New JAWS Incentive Equity Plan; Employment Agreements.

(a)               Prior to the effectiveness of the Registration Statement / Proxy Statement, the JAWS Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit J and with any changes or modifications thereto as the Company, Cano America and JAWS may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company, Cano America or JAWS, as applicable) (the “New JAWS Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date.

(b)               The Company shall use commercially reasonable efforts to enter into employment agreements with each of Dr. Marlow Hernandez and Dr. Richard Aguilar, substantially consistent with the terms set forth on Exhibit L-1 and Exhibit L-2, respectively.

Section 5.18       JAWS Cooperation with Company Refinancing Debt. From and after the date of this Agreement until December 31, 2020, JAWS shall, and use reasonable best efforts to cause its employees, directors, officers, advisors and representatives to, use its and their reasonable best efforts to cooperate with the Company, as reasonably requested by the Company in connection with the Company Group’s arrangement of the Company Refinancing Debt, including using reasonable best efforts to (i) make appropriate senior management reasonably available for participation in a reasonable number of meetings (including one primary bank meeting (and to the extent necessary one or more conference calls with prospective lenders in addition to such meeting)), due diligence sessions, drafting sessions, presentations (including ratings agency presentations) and road shows, in each case, on a virtual or telephonic basis, at mutually agreeable times and upon reasonable advance written notice, (ii) provide reasonable assistance in the preparation of customary confidential information memoranda, lender presentations, ratings agency presentations and other customary marketing materials and presentations to be used in connection with the arrangement and syndication of the Company Refinancing Debt, in each case, solely with respect to information relating to JAWS, (iii) provide customary authorization and representation letters to the Company Refinancing Debt Sources with respect to the information relating to the JAWS in connection with the distribution of information to other prospective financing sources, and (iv) furnish to the Company all documentation and other information with respect to JAWS and its investors required by regulatory authorities under applicable “know your customer,” beneficial owner and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in each case of this clause (iv), that is reasonably requested from JAWS by the Company at least nine (9) Business Days prior to the Closing Date by the date at least three (3) Business Days prior to the Closing Date. JAWS hereby consents to the use of its logos in connection with the Company Refinancing Debt; provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage JAWS or the reputation or goodwill of JAWS. The Company will (i) reimburse JAWS (promptly following delivery of reasonably detailed invoices) for all reasonable and documented out-of-pocket fees, costs and expenses incurred by JAWS in connection its compliance with this Section 5.18 (it being understood and agreed, however, that JAWS (and not the Group Companies) shall be responsible for any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the incurrence or syndication of the Company Refinancing Debt) and (ii) indemnify and hold harmless JAWS and its Affiliates from and against all losses, damages, claims, costs or reasonable and documented out-of-pocket expenses suffered or incurred by it in connection with the arrangement of the Company Refinancing Debt and any information (other than documents, material, historical financial information furnished by or on behalf of JAWS) utilized in connection therewith, except to the extent such losses, damages, claims, costs or expenses arose from the willful misconduct, gross negligence or bad faith of JAWS or its Affiliates, as determined in a final, non-appealable judgment of a court of competent jurisdiction.

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Article 6

TAX MATTERS

Section 6.1           Certain Tax Matters.

(a)               Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with any Tax Return or any examination or other Proceeding with respect to Taxes or Tax Returns. Such cooperation shall include the retention and provision of records and information which are reasonably relevant to any such Tax Return, audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the shareholders of JAWS prior to the Closing information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of JAWS status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication. Following the Closing, the Company, the Company’s Subsidiaries and Seller shall (and Seller shall cause its Affiliates to) retain all books and records with respect to Tax matters pertinent to the Company and each Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. The Seller shall (and shall cause its Affiliates to) provide any information reasonably requested to allow New JAWS or the Company and each Subsidiary to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 6.1(a) shall not apply to any dispute or threatened dispute among the Parties.

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(b)               The Seller shall cause the Company and its Subsidiaries to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and to pay any Transfer Taxes due in connection with such Tax Returns, and, if required by applicable Law, the Seller, the Company, the Company’s Subsidiaries, and JAWS will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Taxes.

(c)               Within one hundred twenty (120) days following the Closing Date, (i) the Seller will prepare, and deliver to New JAWS, an allocation statement allocating the Company Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes (A) among the assets of the Company treated as purchased by New JAWS in accordance with the Intended Tax Treatment, in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) and the methodologies set forth on Section 6.1(c) of the Company Disclosure Schedules (the “Allocation”) and (ii) the Seller will prepare, and deliver to JAWS, a balance sheet, as of the Closing Date, that sets out the Tax basis of the portion of the assets then owned by the Company and the Company’s Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes on the Closing Date, and the amount of the liabilities of the Company and such Company’s Subsidiaries on the Closing Date, in each case that are that deemed contributed in accordance with the Intended Tax Treatment (the “Tax Basis Balance Sheet”) provided that, notwithstanding anything in this paragraph (c), the Allocation must be prepared in such a manner as to reflect positions that are at least at a more likely than not confidence level. Within twenty (20) days after the receipt of the Tax Basis Balance Sheet and Allocation, New JAWS will propose any changes or will indicate its concurrence therewith. The Seller shall consider any such proposed changes in good faith. The Tax Basis Balance Sheet and the Allocation, as adjusted by the Seller, shall be binding on all Parties (the “Final Tax Basis Balance Sheet” and the “Final Allocation,” respectively).

(d)               The Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (2) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions absent a final “determination” within the meaning of Section 1313 of the Code; (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; and (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

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(e)               Tax Treatment.

(i)            The Parties acknowledge and agree that for U.S. federal and, as applicable, state and local Tax purposes, they intend that (A) the Domestication qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, (B) (x) it is intended that the Merger be treated as a transaction described in Revenue Ruling 73-427, through which JAWS shall be deemed to have acquired a number of units in the Company equal to the Acquired Company Units, (ii) it is intended that such acquisition of units be treated as a transaction described in Revenue Ruling 99-5 (Situation 1), wherein (i) JAWS is deemed to purchase a pro rata portion of the assets of the Company from the Seller in a transaction governed by Section 1001 of the Code in exchange for the Company Cash Consideration and assumption of a pro rata portion of the indebtedness of each Group Company, and (ii) JAWS and the Seller are each deemed to contribute their respective interests in the assets of the Company to a new partnership in a transaction governed by Section 721 of the Code and (y) the payment of cash by JAWS to the Company pursuant to Section 2.2 be treated as a contribution under Section 721 of the Code, and (C) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Domestication within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(ii)           If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, JAWS and the Company shall deliver to Kirkland & Ellis and Goodwin Procter LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date that the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication.

(f)                The Parties shall cause the Company to elect the “traditional method” described in Treasury Regulations Section 1.704-3(b) with respect to any assets contributed, or deemed, contributed to the Company by the Company in connection with the transactions contemplated by this Agreement.

(g)               JAWS Taxable Year. The Parties agree to treat the taxable year of JAWS as ending on the date of the Domestication for U.S. federal income tax purposes.

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Article 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1           Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)               the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b)               no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c)               the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)               the Seller Unitholder Written Consent shall have been obtained;

(e)               the Company Unitholder Written Consent shall have been obtained;

(f)                the Required JAWS Shareholder Approval shall have been obtained; and

(g)               after giving effect to the transactions contemplated hereby (including the PIPE Financing), JAWS shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 7.2           Other Conditions to the Obligations of JAWS Parties. The obligations of the JAWS Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by JAWS of the following further conditions:

(a)               (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (ii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iii) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

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(b)               each of the Seller and the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Seller or the Company, as applicable, under this Agreement at or prior to the Closing;

(c)               since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing;

(d)               at or prior to the Closing, the Seller shall have delivered, or caused to be delivered, to JAWS the following documents:

(i)            a certificate duly executed by an authorized officer of the Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to JAWS;

(ii)           the Tax Receivable Agreement duly executed by the Seller and the Company;

(iii)          the Investor Agreement duly executed by the Investor Agreement Parties;

(iv)          the Lock-Up Agreement duly executed by each Lock-Up Seller Unitholder;

(v)            the Transaction Support Agreements duly executed by each Supporting Seller Unitholder; and

(vi)           the payoff letter from Dental Excellence Partners, LLC evidencing the termination of its loan to the Company; and

(e)               the Specified Person Agreement shall remain in full force and effect.

Section 7.3           Other Conditions to the Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Seller of the following further conditions:

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(a)               (i) the JAWS Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of JAWS (other than the JAWS Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “JAWS Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a JAWS Material Adverse Effect;

(b)               JAWS shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)               JAWS’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, JAWS shall satisfy any applicable initial and continuing listing requirements of NYSE, and JAWS shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the JAWS Shares (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the New JAWS Class A Shares to be issued pursuant to the Merger) shall have been approved for listing on NYSE;

(d)               the Aggregate Transaction Proceeds shall be equal to or greater than $1,025,000,000; provided, that the aggregate cash proceeds available for release to JAWS from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the JAWS Shareholder Redemptions) shall be equal to or greater than $225,000,000;

(e)               the New JAWS Board shall consist of the number of directors, and be comprised of the individuals and classes, determined pursuant to Section 5.15(a) and Section 5.15(b);

(f)                the Domestication shall have been consummated; and

(g)               at or prior to the Closing, JAWS shall have delivered, or caused to be delivered, the following documents to the Seller:

(i)            a certificate duly executed by an authorized officer of JAWS, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied, in a form and substance reasonably satisfactory to the Seller;

(ii)           the Tax Receivables Agreement duly executed by JAWS and the Sponsor; and

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(iii)          the Investor Agreement duly executed by JAWS.

Section 7.4           Frustration of Closing Conditions. Neither the Seller nor the Company may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Seller’s or the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. JAWS may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by JAWS’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

Article 8
TERMINATION

Section 8.1           Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)               by mutual written consent of JAWS and the Seller;

(b)               by JAWS, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Seller or the Company has failed to perform any covenant or agreement on the part of the Seller or the Company, as applicable, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Seller by JAWS, and (ii) the Termination Date; provided, however, that neither JAWS nor Merger Sub is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c)               by the Seller, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if JAWS or Merger Sub has failed to perform any covenant or agreement on the part of JAWS or Merger Sub, as applicable, set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to JAWS by the Seller and (ii) the Termination Date; provided, however, neither the Seller nor the Company is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)               by either JAWS or the Seller, if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 11, 2021 (the “Termination Date”); provided, that (i) if the SEC has not declared the Registration Statement / Proxy Statement effective on or prior to June 11, 2021, the Termination Date shall be automatically extended to July 11, 2021; (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to JAWS if any JAWS Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (iii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Seller if the Seller’s or the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

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(e)               by either JAWS or the Seller, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)                by either JAWS or the Seller if the JAWS Shareholders Meeting has been held (including any adjournment thereof), has concluded, JAWS’s shareholders have duly voted and the Required JAWS Shareholder Approval was not obtained; or

(g)               by JAWS, if the Seller does not deliver, or cause to be delivered to JAWS (i) a Transaction Support Agreement duly executed by each Supporting Seller Unitholder in accordance with Section 5.12(a) on or prior to the Transaction Support Agreement Deadline, (ii) the Seller Unitholder Written Consent in accordance with Section 5.12(b) on or prior to the Seller Unitholder Written Consent Deadline or (iii) the Company Unitholder Written Consent in accordance with Section 5.12(c) on or prior to the Company Unitholder Written Consent Deadline.

Section 8.2           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Article 9
MISCELLANEOUS

Section 9.1           Non-Survival. Other than those representations, warranties and covenants set forth in Sections 2.2, 2.4, 3.25, 3.26, 4.16 and 4.17, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any JAWS Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

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Section 9.2           Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3           Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio; provided that this Section 9.3 (Amendment), Section 9.5 (Governing Law), Section 9.9 (Parties in Interest), Section 9.15 (Waiver of Jury Trial), Section 9.16 (Submission to Jurisdiction) and Section 9.19 (Waiver) and any related definitions used in such Sections shall not be amended in a manner adverse to the Company Refinancing Debt Sources without the Company Refinancing Debt Sources’ prior written consent; provided, further, that neither the Company nor the Seller shall agree to any amendment, modification or waiver of any provision of this Agreement that would reasonably be expected to materially and adversely affect the benefits that the Seller or Cano America would reasonably expect to receive under this Agreement and the other transactions contemplated hereby without having received the prior written consent of Cano America (it being understood that (a) any amendment or modification to the definition of Company Expenses or Unpaid Company Expenses or (b) any amendment or modification to the provisions hereof to which Cano America is a third-party beneficiary pursuant to Section 9.9 shall be deemed to have such a material and adverse effect).

Section 9.4           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

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(a)	If to JAWS, to:

JAWS Acquisition Corp.

1601 Washington Avenue, Suite 800

Miami Beach, Florida 33139

Attention:	Joe Dowling
E-mail:	jdowling@namllc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Michael P. Brueck, P.C.

David L. Perechocky

E-mail:	michael.brueck@kirkland.com

david.perechocky@kirkland.com

(b)	If to the Seller or the Company, to:

Primary Care (ITC) Holdings, LLC

c/o InTandem Capital Partners

P.O. Box 1329

New York, NY 10150

Attention:	Elliot Cooperstone
Email:	ecooperstone@intandemcapital.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Chris Wilson

Jocelyn M. Arel

Daniel J. Espinoza

E-mail:	CWilson@goodwinlaw.com JArel@goodwinlaw.com DEspinoza@goodwinlaw.com or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Law (2020 Revision) shall also apply to the Domestication). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT ANY ACTION, CONTROVERSY OR DISPUTE OF ANY KIND OR NATURE (WHETHER AT LAW OR IN EQUITY, WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) INVOLVING ANY COMPANY REFINANCING DEBT SOURCE THAT IS IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OR CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

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Section 9.6           Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Seller or the Company shall pay, or cause to be paid, all Unpaid Company Expenses and JAWS shall pay, or cause to be paid, all Unpaid JAWS Expenses and (b) if the Closing occurs, then New JAWS shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid JAWS Expenses.

Section 9.7           Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to JAWS, any documents or other materials posted to the electronic data room located at www.intralinks.com under the project name “Project Panacea” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (n) all references to JAWS in relation to any time following the Domestication shall be deemed to be referenced to New JAWS. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

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Section 9.8           Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the JAWS Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the JAWS Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the JAWS Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13, Section 5.14 and the three subsequent sentences of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Cano America shall be an express third-party beneficiary of the rights of Cano America under Section 2.1(b), Section 2.1(d)(iv), Section 5.6, Section 5.12(d), Section 5.12(e), Section 5.15(b), Section 5.15(c), Section 5.17(a), Section 9.3, Section 9.6, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Dr. Marlow Hernandez shall be an express third-party beneficiary of his rights under Section 5.15(b), Section 5.15(c), Section 5.17(b) and this Section 9.9 (to the extent related to the foregoing). Dr. Richard Aguilar shall be an express third-party beneficiary of his rights under Section 5.17(b) and this Section 9.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing). The Company Refinancing Debt Sources shall be express third-party beneficiaries with respect to, and shall have the right to enforce their interests under Section 9.3 (Amendment), Section 9.5 (Governing Law), this Section 9.9 (Parties in Interest), Section 9.15 (Waiver of Jury Trial), Section 9.16 (Submission to Jurisdiction) and Section 9.19 (Waiver), which Sections shall survive any termination of this Agreement.

Section 9.10       Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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Section 9.11       Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12       Knowledge of Company; Knowledge of JAWS. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to JAWS’s knowledge” and “to the knowledge of JAWS” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the JAWS Disclosure Schedules, assuming reasonable inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section 9.12(b) of the JAWS Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13       No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any JAWS Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the JAWS Non-Party Affiliates, in the case of JAWS, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, the Seller, any JAWS Party or any Non-Party Affiliate concerning the Seller, any Group Company, any JAWS Party, this Agreement or the transactions contemplated hereby.

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Section 9.14       Extension; Waiver. The Seller may (a) extend the time for the performance of any of the obligations or other acts of JAWS set forth herein, (b) waive any inaccuracies in the representations and warranties of JAWS set forth herein or (c) waive compliance by JAWS with any of the agreements or conditions set forth herein; provided, however, that Seller may not take any of the foregoing actions if such action would reasonably be expected to materially and adversely effect the benefits that the Seller or Cano America would reasonably expect to receive under this Agreement and the other transactions contemplated hereby without having received the prior written consent of Cano America. JAWS may (i) extend the time for the performance of any of the obligations or other acts of the Seller, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Seller or the Company set forth herein or (iii) waive compliance by the Seller or the Company with any of the agreements or conditions set forth herein; provided, however, that JAWS may not waive compliance by the Seller or the Company of Section 5.1(b)(xv) or Section 5.1(b)(xvi) (to the extent related to the foregoing) without having received the prior written consent of Cano America. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15       Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE COMPANY REFINANCING DEBT) OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.15.

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Section 9.16       Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action. Notwithstanding anything in this Agreement to the contrary, each Party (on behalf of itself and its respective Subsidiaries and its and their respective Affiliates and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates) hereby irrevocably and unconditionally agrees that it will not bring or support any litigation, cause of action, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Company Refinancing Debt Source in any way relating to this Agreement or any of the transactions contemplated hereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York (and the appellate courts thereof), and that the provisions of Section 9.15 relating to the waiver of jury trial shall apply to any such litigation, cause of action, claim, cross-claim or third-party claim.

Section 9.17       Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

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Section 9.18       Trust Account Waiver. Reference is made to the final prospectus of JAWS, filed with the SEC (File Nos. 333-237874 and 333-238241) on May 18, 2020 (the “Prospectus”). Each of the Seller and the Company acknowledges and agrees and understands that JAWS has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of JAWS’s public shareholders (including overallotment shares acquired by JAWS’s underwriters, the “Public Shareholders”), and JAWS may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of JAWS entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between JAWS or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with JAWS or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with JAWS or its Affiliates).

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Section 9.19       Waiver. Notwithstanding anything to the contrary contained herein, the JAWS Parties and each of its Representatives thereof (a) hereby waives any claims or rights against any Company Refinancing Debt Source relating to or arising out of this Agreement, the Company Refinancing Debt and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (b) hereby agrees not to bring or support any suit, action or proceeding against any Company Refinancing Debt Source in connection with this Agreement, the Company Refinancing Debt and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (c) hereby agrees to cause any suit, action or proceeding asserted against any Company Refinancing Debt Source by or on behalf of the JAWS Parties or any of its Representatives thereof in connection with this Agreement, the Company Refinancing Debt and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. Notwithstanding the foregoing, nothing in this Section 9.19 shall limit the assertion by any Group Company of express rights of such Group Company set forth in any debt commitment letter or other definitive documentation related to the Company Refinancing Debt.

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

JAWS ACQUISITION CORP.

By:	/s/ Joseph Dowling
Name:	Joseph Dowling
Title:	Chief Executive Officer

JAWS MERGER SUB LLC

By:	/s/ Joseph Dowling
Name:	Joseph Dowling
Title:	Chief Executive Officer

PRIMARY CARE (ITC) HOLDINGS, LLC

By:	/s/ Elliot Cooperstone
Name:	Elliot Cooperstone
Title:	Manager

PRIMARY CARE (ITC) INTERMEDIATE HOLDINGS, LLC

By:	/s/ Marlow Hernandez
Name:	Marlow Hernandez
Title:	Chief Executive Officer